UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event report): February 8, 2012

ROOMSTORE, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-54019	54-1832498
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer ID #)

12501 Patterson Avenue

Richmond, Virginia 23238

(Address of principal executive offices)

(804) 784-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation

As previously reported in the Current Report on Form 8-K filed by RoomStore, Inc. (the “Company”) on December 16, 2011, pursuant to a hearing held on December 13, 2011, the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) (Case No. 11-37790-DOT) entered an interim order on December 14, 2011, authorizing the Company to execute all documents necessary to obtain post-petition, Debtor-in-Possession financing up to a maximum amount of $14 million, subject to (a) carve out for professional fees in an amount increasing over time to $500,000, and (b) certain other borrowing restrictions (the “DIP Facility”) from Wells Fargo Bank, National Association (“Wells Fargo”), the Company’s existing lender. On December 15, 2011, the Company executed a Ratification and Amendment Agreement (the “Ratification Agreement”) to obtain and secure the DIP Facility. Under the terms of the Ratification Agreement, Wells Fargo has the discretion to apply the Company’s post-petition payments and proceeds first to amounts owed pre-petition to Wells Fargo before applying payments and proceeds against post-petition advances. At the time of the filing of the Chapter 11 case, the Company owed Wells Fargo approximately $5.7 million. The Bankruptcy Court entered a final order on January 5, 2012 (the “Final Order”) authorizing the DIP Facility. The Company paid financing fees of $150,000 on December 15, 2011 for the DIP Facility.

On January 20, 2012, Wells Fargo assigned all of its interests and obligations under the loan agreements to Salus Capital Partners, LLC (“Salus”). Subsequent to this assignment, the Company and Salus have agreed to revise certain terms of the DIP Facility (the revised DIP Facility hereinafter referred to as the “New DIP Facility”). The Bankruptcy Court approved these revisions by court order entered on February 8, 2012. The New DIP Facility increased the maximum amount of the facility to $15 million. The Company paid financing fees of $150,000 on February 8, 2012 for the New DIP Facility and, upon the assignment of the DIP Facility to Salus, received a waiver from Wells Fargo of an additional $130,000 fee due to Wells Fargo. The Company entered into the New DIP Facility because the borrowing base formula in the New DIP Facility provides substantial incremental liquidity, including (i) up to $3 million of borrowing availability in respect of certain pledged equity, and (ii) increased advance rates on eligible inventory and real estate. This financing should enable the Company to meet its post filing obligations in the ordinary course of business, fund its operations and pay for merchandise, and finance the costs associated with the Chapter 11 process.

Loans made under the New DIP Facility bear interest at a rate equal to 3.0% plus the highest of (a) the federal funds rate plus 0.5%, (b) three month LIBOR plus 1.0%, or (c) the JP Morgan Chase Bank N.A. “prime rate” as announced from time to time at its principal office in New York, New York. The Company is required to pay an unused line fee of 0.75% per annum, paid monthly in arrears, and fees of 3.0% per annum on the stated amount of outstanding documentary letters of credit and 3.0% per annum on the principal balance of outstanding letters of credit. In addition, the Company is required to pay collateral monitoring fees of $5,000 per month, fully earned and payable in advance each month that the New DIP Facility is outstanding. The interest rate applicable to advances against the pledged equity components added to the borrowing base is 13.0% until 90 days after February 8, 2012, subject to reduction thereafter. The New DIP Facility matures on the earliest to occur of (a) June 12, 2013, (b) the effective date of a plan of reorganization of the Company, (c) the consummation of a sale or sales of all or substantially all of the Company’s assets and properties or of all equity interests in the Company, (d) the last termination date set forth in the Final Order of the Bankruptcy Court, and (e) the payment in full of all of the Company’s obligations under the New DIP Facility after notice by the Company to Salus of the Company’s intent to terminate the New DIP Facility. Under the New DIP Facility, in the event that the Company has not, on or before the close of business on April 15, 2012, repaid the New DIP Facility in full or filed a Chapter 11 plan in form and substance reasonably satisfactory to Salus, the Company is required, by April 26, 2012, to commence the sale of all of its assets, other than leases and fixtures, and by May 11, 2012, commence an auction for the sale of all of its leases and fixtures, provided, however, that the Company can extend the term of the New DIP Facility if certain retail store leases are extended by the landlords of such leases.

To secure repayment of all pre-petition and post-petition obligations, Salus was granted a first priority and perfected security interest and lien on all assets of the Company, except for the Company’s real property located at 1008 Highway 501 in Myrtle Beach, South Carolina.

There can be no assurance that cash on hand, cash generated through operations, cash generated through liquidation of assets and other available funds will be sufficient to meet the Company’s reorganization or ongoing cash needs or that the Company will remain in compliance with all necessary terms and conditions of the New DIP Facility or that the lending commitments under the New DIP Facility will not be terminated by the lenders.

Item 7.01	Regulation FD Disclosure

On February 1, 2012, the Company filed its unaudited monthly operating report (the “Monthly Operating Report”) for the interim period from December 12, 2011 through December 31, 2011 with the Bankruptcy Court. A copy of the Monthly Operating Report is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. The information set forth in this Item 7.01 (including Exhibit 99.1 attached hereto) will not be deemed an admission as to the materiality of any information required to be disclosed solely by Regulation FD.

Although the Company expects to file its Quarterly Report on Form 10-Q for the quarter ended November 30, 2011 in the near future, it has opted to include the Monthly Operating Report in this Current Report on Form 8-K to provide certain financial information to the public in the interim. The Monthly Operating Report is limited in scope, covers a limited time period and has been prepared solely for the purpose of complying with reporting requirements of the Bankruptcy Court and the United States Bankruptcy Code, 11 U.S.C. Sections 101-1532. The financial information contained in the Monthly Operating Report is preliminary and unaudited and does not purport to show the Company’s financial statements in accordance with generally accepted accounting principles (“GAAP”) and, therefore, may exclude items required by GAAP. Among other items, the Monthly Operating Report specifically excludes any information relating to Mattress Discounters Group, LLC (“MDG”). The Company owns 65% of MDG, but MDG is not part of the Company’s Chapter 11 proceedings and is therefore excluded from the financial information set forth in the Monthly Operating Report. The Monthly Operating Report also does not include footnotes that would ordinarily be contained in the financial statements in the Company’s quarterly and annual reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Monthly Operating Report contains information for periods that may be shorter or otherwise different from those contained in reports required pursuant to the Exchange Act. The financial information has not been reviewed or otherwise verified for accuracy or completeness by the Company’s independent registered public accountants, and there can be no assurance that the Monthly Operating Report is complete. The Company cautions readers not to place undue reliance on the Monthly Operating Report, which was not prepared for the purpose of providing the basis for an investment decision relating to any of the securities of the Company, and which may be subject to revision. The Monthly Operating Report should not be used for investment purposes and the information in the Monthly Operating Report should not be viewed as indicative of future results.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Exhibits

Exhibit No.	Description

10.1	Ratification Agreement, dated as of December 15, 2011, by and among Wells Fargo Bank, N.A., in its capacity as agent acting for and behalf of the financial institutions from time to time party to the Loan Agreement as lenders (the “Lenders”), the Lenders, RoomStore, Inc. and Mattress Discounters Group, Inc.

10.2	Third Amendment to Loan and Security Agreement and First Amendment to Ratification Agreement, dated as of February 6, 2012, by and among Salus Capital Partners, LLC (as assignee of Wells Fargo Bank, N.A.), in its capacity as agent acting for and behalf of the financial institutions from time to time party to the Loan Agreement as lenders (the “Lenders”), the Lenders, RoomStore, Inc. and Mattress Discounters Group, Inc.

99.1	Monthly Operating Report for the period from December 12, 2011 through December 31, 2011

This Current Report on Form 8-K and the exhibits filed herewith contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s beliefs concerning future business conditions, outlook based on currently available information and statements regarding the Company’s expectations concerning the bankruptcy process. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties. These risks and uncertainties, include, without limitation, (1) the ability of the Company to develop, pursue, confirm and consummate one or more plans of reorganization or liquidation with respect to the bankruptcy case; (2) the ability of the Company to obtain court approval of its motions in the bankruptcy case pursued by it from time to time; (3) risks associated with third parties seeking and obtaining Bankruptcy Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans, or the appointment of a trustee or to convert the cases to Chapter 7 cases; (4) potential adverse developments with respect to the Company’s liquidity or results of operations; (5) the ability of the Company to fund and execute its business plan; (6) the ability of the Company to retain and compensate key executives and other key employees; and (7) any further deterioration in the macroeconomic environment or consumer confidence. Discussion of additional factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is set forth under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 28, 2011, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RoomStore, Inc.

February 16, 2012	By:	/s/ Lewis M. Brubaker, Jr.
	Name:	Lewis M. Brubaker, Jr.
	Title:	Senior VP and Chief Financial Officer